Exhibit (8)(nn)(ii)

                               FIRST AMENDMENT TO
                             PARTICIPATION AGREEMENT

THIS FIRST AMENDMENT TO PARTICIPATION AGREEMENT ("Amendment") is made and entered into as of October 5, 2009, to the Participation Agreement ("Agreement") dated October 5, 2009, by and among Waddell & Reed, Inc., ("W&R"), a Delaware corporation, Ivy Funds Variable Insurance Portfolios ("Ivy Funds VIP"), and Jefferson National Life Insurance Company ("Company").

WHEREAS, in accordance with Section 23 of the Agreement, the parties agree to amend the Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Section 11, MIXED AND SHARED FUNDING, shall be deleted in its entirety and replaced with the following new Section 11 below:

      "11.  MIXED AND SHARED FUNDING.

            (a) GENERAL. The SEC has granted an order to Ivy Funds VIP exempting it from certain provisions of the 1940 Act and rules thereunder so that Ivy Funds VIP may be available for investment  by  certain  other  entities,  including,  without limitation, separate accounts funding variable annuity contracts or variable life insurance contracts, separate accounts of insurance companies unaffiliated with Company, and trustees of qualified pension and retirement plans (collectively, "Mixed and Shared Funding"). The parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 11. Sections 11(b) through 11(h) below shall apply pursuant to the exemptive order granted to Ivy Funds VIP. Ivy Funds VIP hereby notifies Company that it may be appropriate to include in the prospectus pursuant to which a Contract is offered disclosure regarding the potential risks of Mixed and Shared Funding.

            (b) DISINTERESTED TRUSTEES. Ivy Funds VIP agrees that its Board shall at all times consist of trustees a majority of whom (the "Disinterested Trustees") are not interested persons of Ivy Funds VIP within the meaning of Section 2(a)(19) of the 1940 Act and the rules thereunder and as modified by any applicable orders of the SEC, except that if this condition is not met by reason of the death, disqualification, or bona fide resignation of any trustee, then the operation of this condition shall be suspended (a) for a period of forty-five
                  (45) days if the vacancy or vacancies may be filled by the Board; (b) for a period of sixty (60) days if a vote of shareholders is required to fill the vacancy or vacancies; or
                  (c) for such longer period as the SEC may prescribe by order upon application.


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            (c)   MONITORING FOR MATIERAL  IRRECONCILABLE  CONFLICTS.  Ivy Funds
                  VIP agrees that its Board will monitor for the existence of any material irreconcilable conflict between the interests of the participants in all separate accounts of Participating Insurance Companies, including each Variable Account, and participants in all qualified retirement and pension plans investing in Ivy Funds VIP ("Participating Plans"). Company agrees to inform the Board of the existence of any potential for any such material irreconcilable conflicts of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the parties recognize that such a conflict may arise for a variety of reason, including without limitation:

                  (1) an action by any state insurance or other regulatory authority;

                  (2) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

                  (3) an administrative or judicial decision in any relevant proceeding;

                  (4) the manner in which the investments of any Portfolios are being managed;

                  (5) a difference in voting instructions given by variable annuity contract participants, variable life insurance contract participants and trustees of Participating Plans;

                  (6) a decision by a Participating Insurance Company to disregard the voting instructions of participants; or

                  (7) a decision by a Participating Plan to disregard the voting instructions of plan participants.

                  Consistent with the SEC's requirements in connection with exemptive orders of the type referred to in Section 11(a) hereof, Company will assist the Board in carrying out its responsibilities by providing the Board with all information reasonably necessary for the Board to consider any issue raised, including information a to a decision by Company to disregard voting instructions of participants. Company's responsibilities in connection with the foregoing shall be carried out with a view only to the interests of participants.

      (d)   CONFLICT REMEDIES.

                  (1) It is agreed that if it is determined by a majority of the members of the Board or a majority of the Disinterested Trustees that a material irreconcilable conflict exists, Company will, if it is a Participating Insurance Company for


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                  which a material  irreconcilable  conflict is relevant, at its own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Trustees), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:

                        (ii) withdrawing the assets allocable to some or all of the Variable Accounts from Ivy Funds VIP or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio, or submitting the question whether such segregation should be implemented to a vote of all affected participants and, as appropriate, segregating the assets of any particular group (e.g., annuity participants, life insurance participants or all participants) that votes in favor of such segregation, or offering to the affected participants the option of making such a change; and

                        (ii) establishing a new registered investment company of the type defined as a "management company" in Section 4(3) of the 1940 Act or a new separate account that is operated as a management company.

                  (2) If the material irreconcilable conflict arises because of Company's decision to disregard participant voting instructions and that decision represents a minority position or would preclude a majority vote, Company may be required at Ivy Funds VIP's election, to withdraw each Variable Account's investment in Ivy Funds VIP or any Portfolio. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six (6) months after Ivy Funds VIP gives notice to Company that this provision is being implemented, and until such withdrawal Ivy Funds VIP shall continue to accept and implement orders by Company for the purchase and redemption of shares of Ivy Funds VIP.

                  (3) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Company conflicts with the majority of other state regulators, then Company will withdraw each Variable Account's investment in Ivy Funds VIP within six (6) months after the Board informs Company that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal Ivy Funds VIP shall continue to accept and implement orders by Company for the purchase and redemption of shares of Ivy Funds VIP. No charge or penalty will be imposed as a result of such withdrawal.

                  (4) Company agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of participants.


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                  (5) For  purposes  hereof,  a  majority  of the  Disinterested
                  Trustees will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will Ivy Funds VIP or any of its affiliates be required to establish a new funding medium for any Contracts. Company will not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of participants materially adversely affected by the material irreconcilable conflict.

      (e) NOTICE TO COMPANY. Ivy Funds VIP will promptly make known in writing to Company the Board's determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.

      (f) INFORMATION REQUESTED BY BOARD. Company and Ivy Funds VIP (or its investment adviser) will at least annually submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon it by the provisions hereof or any exemptive order granted by the SEC to permit Mixed and Shared Funding, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board. All reports received by the Board of potential or existing conflicts, and all Board actions with regard to determining the existence of a conflict, notifying Participating Insurance companies and Participating Plans of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records will be made available to the SEC upon request.

      (g) COMPLIANCE WITH SEC RULES. If, at any time during which Ivy Funds VIP is serving as an investment medium for variable life insurance Contracts, 1940 Act Rules 6e-3(T) or, if applicable 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to Mixed and Shared Funding, Ivy Funds VIP agrees that it will comply with the terms and conditions thereof and that the terms of this
            Section 11 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.

      (h) OTHER REQUIREMENTS. Ivy Funds VIP will require that each Participating Insurance Company and Participating Plan enter into an agreement with Ivy Funds VIP that contains in substance the same provisions as are set forth in Sections 2(c), 2(d), 7(d), 9(b) and 11 of this Agreement.


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IN WITNESS WHEREOF, this Amendment is made effective as of the date first above written.

WADDELL & REED, INC.

By: _____________________________
Thomas W. Butch
President

IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

By: _____________________________
Henry J. Herrmann
President

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By: _____________________________
Name: __________________________
Title: ___________________________


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